Exhibit 10.2

Verigy Ltd.

2006 Equity Incentive Plan

(As Amended December 13, 2006)

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8.3	Payment for Awards	9
8.4	Vesting Conditions	9
8.5	Effect of Change in Control	10
8.6	Voting and Dividend Rights	10
8.7	Form and Time of Settlement of Share Units	10
8.8	Creditors’ Rights	11

ARTICLE 9.	AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS	11
9.1	Initial Grants	11
9.2	Annual Grants	11
9.3	Cessation of Eligibility to Vest	12
9.4	Accelerated Exercisability	12
9.5	Exercise Price	12
9.6	Term	12
9.7	Affiliates of Outside Directors	12

ARTICLE 10.	PROTECTION AGAINST DILUTION	12
10.1	Adjustments	12
10.2	Dissolution or Liquidation	13
10.3	Reorganizations	13

ARTICLE 11.	PAYMENT OF DIRECTOR’S FEES IN SECURITIES	14
11.1	Effective Date	14
11.2	Elections to Receive NSOs, Restricted Shares or Share Units	14
11.3	Number and Terms of NSOs, Restricted Shares or Share Units	14

ARTICLE 12.	LIMITATION ON RIGHTS	15
12.1	Retention Rights	15
12.2	Shareholders’ Rights	15
12.3	Regulatory Requirements	15

ARTICLE 13.	WITHHOLDING TAXES	15
13.1	General	15
13.2	Share Withholding	15

ARTICLE 14.	LIMITATION ON PAYMENTS	15
14.1	Scope of Limitation	15
14.2	Basic Rule	16
14.3	Reduction of Payments	16
14.4	Overpayments and Underpayments	16
14.5	Related Corporations	17

ARTICLE 15.	FUTURE OF THE PLAN	17
15.1	Term of the Plan	17
15.2	Amendment or Termination	17
15.3	Shareholder Approval	17

ARTICLE 16.	DEFINITIONS	17

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Verigy Ltd.

2006 Equity Incentive Plan

ARTICLE 1.            INTRODUCTION.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased share ownership.  The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute ISOs or NSOs), SARs, Restricted Shares or Share Units.

The Plan shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).

ARTICLE 2.            ADMINISTRATION.

2.1          Committee Composition.  The Committee shall administer the Plan.  The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board.  In addition, each member of the Committee shall meet the following requirements:

(a)           Any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded;

(b)           Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code;

(c)           Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(d)           Any other requirements imposed by applicable law, regulations or rules.

2.2          Committee Responsibilities.  The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, (d) make all other decisions relating to the operation of the Plan and (e) carry out any other duties delegated to it by the Board.  The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan, including rules and procedures relating to the operation and administration of the Plan in order to accommodate the specific requirements of local laws and procedures.  Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt (a) rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates that vary with local requirements and (b) such sub-plans and Plan addenda as the Committee deems desirable to accommodate foreign tax laws, regulations and practice.  The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3          Committee for Non-Officer Grants.  The Board may also appoint a secondary committee of the Board, which shall be composed of one or more directors of the Company who need not satisfy the requirements of Section 2.1.  Such secondary committee may administer the Plan with respect to Employees and Consultants who are not Outside Directors and are not considered executive officers of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards.  Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

2.4          Administration with Respect to Substitute Awards.   Notwithstanding any other provision of this Plan, in connection with issuing Substitute Awards, the Committee may provide that the Substitute Awards shall be subject to the terms and conditions of the plan and/or agreements under which the awards being assumed or substituted were originally issued, even where such terms are in conflict or inconsistent with the terms of this Plan.

ARTICLE 3.            SHARES AVAILABLE FOR GRANTS.

3.1          Basic Limitation.  Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares.  The aggregate number of Shares issued under the Plan shall not exceed (a) 10,300,000 plus (b) the additional Shares described in Section 3.3.  The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan.  Notwithstanding any other provision of this Plan, the maximum number of Shares that may be issued upon the exercise of ISOs under this Plan is 10,300,000.  The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 10.

3.2          Shares Returned to Reserve.  If Options, SARs or Share Units (including Replacement Awards) are forfeited or terminate for any other reason before being exercised or settled, then the Shares subject to such Options, SARs or Share Units shall again become available for issuance under the Plan.  If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for issuance under the Plan.  If Share Units are settled, then only the number of Shares (if any) actually issued in settlement of such Share Units shall reduce the number available under Section 3.1 and the balance shall again become available for issuance under the Plan.  If Restricted Shares or Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision or for any other reason, then such Shares shall again become available for issuance under the Plan.

3.3          Substitute Awards.  Except with respect to Substitute Awards issued with respect to awards previously issued by Agilent Technologies, Inc., Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year.  Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares or common shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or consultants of such acquired or combined company before such acquisition or combination.

3.4          Dividend Equivalents.  Any dividend equivalents paid or credited under the Plan shall be applied against the number of Shares that may be issued under the Plan if such dividend equivalents are converted into Share Units.

ARTICLE 4.            ELIGIBILITY.

4.1          Incentive Stock Options.  Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.  In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2          Other Grants.  Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Share Units, NSOs or SARs.

ARTICLE 5.            OPTIONS.

5.1          Option Agreement.  Each grant of an Option under the Plan shall be evidenced by an Option Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The Option Agreement shall specify whether the Option is an ISO or an NSO.  The provisions of the various Option Agreements entered into under the Plan need not be identical.  An Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 5.7(b).

5.2          Number of Shares.  Each Option Agreement shall specify the number of Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10.  Options granted to any Optionee in a single fiscal year of the Company shall not cover more than 750,000 Shares, except that Options granted to a new Employee in the fiscal year of the Company in which his or her Service as an Employee first commences shall not cover more than 1,500,000 Shares.  The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 10.

5.3          Exercise Price.  Each Option Agreement shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Share on the Date of Grant.  Other than in connection with an event or transaction described in Article 10, Options may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such Options.

5.4          Exercisability and Term.

(a)           General.  Each Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable.  The Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the Date of Grant.  Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

(b)           Cessation of Eligibility to Vest.  Unless otherwise provided by the Option Agreement, if an Optionee ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Subsection (c) or (d) below, such Optionee’s Option shall terminate immediately as to the unvested Shares and such unvested Shares shall revert to the Plan, and such Optionee’s Option shall be exercisable as to the vested Shares for three months after the date such individual ceases to be an Awardee Eligible to Vest or, if earlier, the expiration of the term of such Option.  If, for any reason, the Optionee does not exercise his or her vested Option within the appropriate exercise period set forth above, the Option shall automatically terminate, and the Shares covered by such Option shall revert to the Plan.

(c)           Death, Disability or Retirement of Optionee.  Unless otherwise provided by the Option Agreement, if an Optionee ceases to be an Awardee Eligible to Vest as a result of the Optionee’s death, total and permanent disability or retirement due to age, in accordance with the Company’s or a Subsidiary’s or Affiliate’s retirement policy, then (i) the vested portion of such Optionee’s Option shall be determined by adding 12 months to the length of his or her actual Service, (ii) such Optionee’s Option shall terminate immediately as to the unvested Shares and such unvested Shares shall revert to the Plan, and (iii) such Optionee’s Option shall be exercisable as to the vested Shares for one year after the date such individual ceases to be an Awardee Eligible to Vest or, if earlier, the expiration of the term of such Option.  Where an individual ceases to be an Awardee Eligible to Vest as a result of death, the Option may be exercised by the beneficiary designated by the Optionee, the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option under the Optionee’s will or the laws of descent or distribution.  If, for any reason, the Option is not so exercised within the time specified herein, the Option shall automatically terminate, and the Shares covered by such Option shall revert to the Plan.

(d)           Voluntary Severance Incentive Program.  If an Optionee ceases to be an Awardee Eligible to Vest as a result of participation in a voluntary severance incentive program or workforce management plan approved by the Board or a Committee, unvested Options shall vest and Options shall remain exercisable, to the extent provided by the Board or a Committee in such voluntary severance incentive program or workforce management plan.  Absent a specific provision for acceleration or extended exercise period, the provisions of Subsection (b) above shall apply.

5.5          Effect of Change in Control.  The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option if a Change in Control occurs with respect to the Company or if the Optionee’s Service is terminated without Cause after a Change in Control.  In addition, acceleration of exercisability may be required under Section 10.3.

5.6          Buyout Provisions.  The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

5.7          Payment for Option Shares.

(a)           General Rule.  The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Shares are purchased, except that the Committee at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Section 5.7.  However, if the Optionee is an Outside Director or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section 13(k) of the Exchange Act.

(b)           Surrender of Shares.  With the Committee’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee.  Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c)           Exercise/Sale.  With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (in a manner prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

(d)           Other Forms of Payment.  With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 6.            SHARE APPRECIATION RIGHTS.

6.1          SAR Agreement.  Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company.  Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various SAR Agreements entered into under the Plan need not be identical.

6.2          Number of Shares.  Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10.  SARs granted to any Optionee in a single fiscal year shall in no event pertain to more than 750,000 Shares, except that SARs granted to a new Employee in the fiscal year of the Company in which his or her Service as an Employee first commences shall not pertain to more than 1,500,000 Shares.  The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 10.

6.3          Exercise Price.  Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Share on the Date of Grant.  Other than in connection with an event or transaction described in Article 10, SARs may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such SARs.

6.4          Exercisability and Term.

(a)           General.  Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable.  The SAR Agreement shall also specify the term of the SAR.  SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited.  An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.  An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(b)           Cessation of Eligibility to Vest.  Unless otherwise provided by the SAR Agreement, if an Optionee ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Subsection (c) or (d) below, such Optionee’s SAR shall terminate immediately as to the unvested Shares and such unvested Shares shall revert to the Plan, and the SAR shall be exercisable as to the vested Shares for three months after the date such individual ceases to be an Awardee Eligible to Vest or, if earlier, the expiration of the term of such SAR.  If, for any reason, the Optionee does not exercise his or her vested SARs within the appropriate exercise period set forth above, the SAR shall automatically terminate, and the Shares covered by such SAR shall revert to the Plan.

(c)           Death, Disability or Retirement of Optionee.  Unless otherwise provided by the SAR Agreement, if an Optionee ceases to be an Awardee Eligible to Vest as a result of the Optionee’s total and permanent disability or retirement due to age, in accordance with the Company’s or a Subsidiary’s or Affiliate’s retirement policy, then (i) the vested portion of such Optionee’s SAR shall be determined by adding 12 months to the length of his or her actual Service, (ii) such Optionee’s SAR shall terminate immediately as to the unvested Shares and such unvested Shares shall revert to the Plan, and (iii) such Optionee’s SAR shall be exercisable as to the vested Shares for one year after the date such individual ceases to be an Awardee Eligible to Vest or, if earlier, the expiration of the term of such SAR.  Where an individual ceases to be an Awardee Eligible to Vest as a result of death, the SAR may be exercised by the beneficiary designated by the Optionee, the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the SAR under the Optionee’s will or the laws of descent or distribution.  If, for any reason, the SAR is not so exercised within the time specified herein, the SAR shall automatically terminate, and the Shares covered by such SAR shall revert to the Plan.

(d)           Voluntary Severance Incentive Program.  If an Optionee ceases to be an Awardee Eligible to Vest as a result of participation in a voluntary severance incentive program or workforce management plan approved by the Board or a Committee, unvested SARs shall vest and SARs shall remain exercisable, to the extent provided by the Board or a Committee in such voluntary severance incentive program or workforce management plan.  Absent a specific provision for acceleration or extended exercise period, the provisions of Subsection (b) above shall apply.

6.5          Effect of Change in Control.  The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become exercisable as to all or part of the Shares subject to such SAR if a Change in Control occurs with respect to the Company or if the Optionee’s Service is terminated without Cause after a Change in Control.  In addition, acceleration of exercisability may be required under Section 10.3.

6.6          Exercise of SARs.  Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company consideration in the form of (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine.  Each SAR Agreement shall specify the amount and/or Fair Market Value of the consideration that the Optionee will receive upon exercising the SAR; provided that the aggregate consideration shall not exceed the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SAR exceeds the Exercise Price of the SAR.  If, on the date when a SAR expires, the Exercise Price of the SAR is less than the Fair Market Value of the Shares subject to the SAR on such date but any portion of the SAR has not been exercised, then the SAR shall automatically be deemed to be exercised as of such date with respect to such portion.  An SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

ARTICLE 7.            RESTRICTED SHARES.

7.1          Restricted Share Agreement.  Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Agreement between the recipient and the Company.  Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical.

7.2          Number of Shares.  Each Restricted Share Agreement shall specify the number of Shares to which the Agreement pertains.  Such number shall be subject to the limitation of Section 7.4(a), if applicable.

7.3          Payment for Awards.  Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, property, past services and future services.  Within the limitations of the Plan, the Committee may accept the cancellation of outstanding options in return for the grant of Restricted Shares.

7.4          Vesting Conditions.

(a)           General.  Each Award of Restricted Shares may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement.  The Committee may include among such conditions continued performance of Service and/or the requirement that the performance of the Company (or a Subsidiary, Affiliate or business unit of the Company) for a specified period of not less than one fiscal year equal or exceed a target determined by the Committee.  Such target shall be based on one or more of the criteria set forth in Appendix A, and shall be determined not later than the 90 days following commencement of the specified performance period.  As to Awards with respect to which the Company desires to secure an exemption from section 162(m) of the Code, no Participant shall receive more than 400,000 Restricted Shares subject to performance-based vesting conditions in a single fiscal year, except that a new Employee may receive up to 800,000 Restricted Shares subject to performance-based vesting conditions in the fiscal year of the Company in which his or her Service as an Employee first commences.  The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 10.

(b)           Cessation of Eligibility to Vest.  Unless otherwise provided by the Restricted Share Agreement, if a Participant ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Subsection (c) or (d) below, then:

(i)            To the extent that the Participant did not purchase the Restricted Shares, all unvested Shares subject to a Restricted Share Agreement shall immediately be forfeited and shall revert to the Plan; and
(ii)           To the extent that the Participant purchased the Restricted Shares, the Company shall have a right to repurchase the unvested Restricted Shares at the original price paid by the Participant upon the Participant’s ceasing to be an Awardee Eligible to Vest.

(c)           Death, Disability or Retirement of Participant.  Unless otherwise provided by the Restricted Share Agreement, if a Participant ceases to be an Awardee Eligible to Vest as a result of the Participant’s death, total and permanent disability or retirement due to age, in accordance with the Company’s or a Subsidiary’s or Affiliate’s retirement policy, the provisions of Subsection (b) above will apply except that the vested portion of such Participant’s Restricted Shares shall be determined by adding 12 months to the length of his or her actual Service.

(d)           Voluntary Severance Incentive Program.  If a Participant ceases to be an Awardee Eligible to Vest as a result of participation in a voluntary severance incentive program or workforce management plan approved by the Board or a Committee, unvested Restricted Shares shall vest to the extent provided by the Board or a Committee in such voluntary severance incentive program or workforce management plan.  Absent a specific provision for acceleration, the provisions of Subsection (b) above shall apply.

7.5          Effect of Change in Control.  The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested if a Change in Control occurs with respect to the Company or if the Participant’s Service is terminated without Cause after a Change in Control.

7.6          Voting and Dividend Rights.  The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders.  A Restricted Share Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares.  Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 8.            SHARE UNITS.

8.1          Share Unit Agreement.  Each grant of Share Units under the Plan shall be evidenced by a Share Unit Agreement between the recipient and the Company.  Such Share Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Share Unit Agreements entered into under the Plan need not be identical.

8.2          Number of Shares.  Each Share Unit Agreement shall specify the number of Shares to which the Share Unit pertains and shall provide for the adjustment of such number in accordance with Article 10.  Such number shall be subject to the limitation of Section 8.4(a), if applicable.

8.3          Payment for Awards.  To the extent that an Award is granted in the form of Share Units, no cash consideration shall be required of the Award recipients.

8.4          Vesting Conditions.

(a)           General.  Each Award of Share Units may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Share Unit Award.  The Committee may include among such conditions continued performance of Service and/or the requirement that the performance of the Company (or a Subsidiary, Affiliate or business unit of the Company) for a specified period of not less than one fiscal year equal or exceed performance targets determined by the Committee.  Such targets shall be based on one or more of the criteria set forth in Appendix A, and shall be determined not later than the 90 days following commencement of the specified performance period.  As to Awards with respect to which the Company desires to secure an exemption from section 162(m) of the Code, no Participant shall receive more than 400,000 Share Units subject to performance-based vesting conditions in a single fiscal year, except that a new Employee may receive up to 800,000 Share Units subject to performance-based vesting conditions in the fiscal year of the

Company in which his or her Service as an Employee first commences.  The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 10.

(b)           Cessation of Eligibility to Vest.  Unless otherwise provided by the Share Unit Award, if a Participant ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Subsection (c) or (d) below, then all unvested Share Units subject to a Share Unit Agreement shall immediately be forfeited and shall revert to the Plan.

(c)           Death, Disability or Retirement of Participant.  Unless otherwise provided by the Share Unit Award, if a Participant ceases to be an Awardee Eligible to Vest as a result of the Participant’s death, total and permanent disability or retirement due to age, in accordance with the Company’s or a Subsidiary’s or Affiliate’s retirement policy, the provisions of Subsection (b) above will apply except that the vested portion of such Participant’s Share Unit Award shall be determined by adding 12 months to the length of his or her actual Service.

(d)           Voluntary Severance Incentive Program.  If a Participant ceases to be an Awardee Eligible to Vest as a result of participation in a voluntary severance incentive program or workforce management plan approved by the Board or a Committee, unvested Share Units shall vest to the extent provided by the Board or a Committee in such voluntary severance incentive program or workforce management plan.  Absent a specific provision for acceleration, the provisions of Subsection (b) above shall apply.

8.5          Effect of Change in Control.  The Committee may determine, at the time of granting Share Units or thereafter, that all or part of such Share Units shall become vested if a Change in Control occurs with respect to the Company or if the Participant’s Service is terminated without Cause after a Change in Control.  In addition, acceleration of vesting may be required under Section 10.3.

8.6          Voting and Dividend Rights.  The holders of Share Units shall have no voting rights.  Prior to settlement or forfeiture, any Share Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents.  Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Share Unit is outstanding.  Dividend equivalents may be converted into additional Share Units.  Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both.  Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Share Units to which they attach.

8.7          Form and Time of Settlement of Share Units.  Settlement of vested Share Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee.  The actual number of Share Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors.  Methods of converting Share Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days.  Vested Share Units may be settled in a lump sum or in installments.  The distribution may occur or commence when all vesting conditions applicable to the Share Units have been satisfied or have lapsed, or it may be deferred to any later date.  The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.  Until an Award of Share Units is settled, the number of such Share Units shall be subject to adjustment pursuant to Article 10.

8.8          Creditors’ Rights.  A holder of Share Units shall have no rights other than those of a general creditor of the Company.  Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Share Unit Agreement.

ARTICLE 9.            AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS.

9.1          Initial Grants.  In connection with joining the Board, each Outside Director shall receive:

(a)           A one-time grant of an NSO covering Shares with an Accounting Value of $110,000.  Such NSO shall be granted on the date when such Outside Director first joins the Board, and shall vest and become exercisable on the first anniversary of the Date of Grant; and

(b)           A one-time grant of Share Units with an Accounting Value of $110,000.  Such Share Units shall be granted on the date when such Outside Director first joins the Board and shall vest on the first anniversary of the Date of Grant.  Settlement of vested Share Units shall be made in a lump sum on the third anniversary of the Date of Grant.  Such lump sum shall consist of a number of Shares equal to the number of vested Share Units.

(c)           With respect to an Outside Director who first becomes a member of the Board prior to completion of the Company’s initial public offering, the initial grants referred to in subparagraphs (a) and (b) above shall be granted on the date of the Company’s initial public offering and the prices shall be calculated by reference to the initial public offering price reflected in the final prospectus related to the offering.

An Outside Director who was previously an Employee shall not receive grants under this Section 9.1.

9.2          Annual Grants.  Upon the conclusion of each regular annual meeting of the Company’s shareholders held in the year 2007 or thereafter, each Outside Director who will continue serving as a member of the Board thereafter shall receive:

(a)           A grant of an NSO covering Shares with an Accounting Value of $55,000.  Such NSO shall vest and become exercisable on the first anniversary of the Date of Grant; and

(b)           A grant of Share Units with an Accounting Value of $55,000.  Such Share Units shall vest on the first anniversary of the Date of Grant.  Settlement of vested Share Units shall be made in a lump sum on the third anniversary of the Date of Grant, unless deferred to a later date.  Such lump sum shall consist of a number of Shares equal to the number of vested Share Units.

Notwithstanding the foregoing, no grants shall be made pursuant to this Section 9.2 in the calendar year in which the same Outside Director received grants described in Section 9.1.  An Outside Director who previously was an Employee shall be eligible to receive grants under this Section 9.2.

9.3          Cessation of Eligibility to Vest.  Unless otherwise provided by the Award Agreement, if an Outside Director’s Service terminates prior to the vesting date specified in such agreement other than as a result of circumstances described in Section 9.4 below, then such Director’s unvested Award shall immediately be forfeited and such unvested Shares shall revert to the Plan.

9.4          Accelerated Exercisability.  All Awards granted to an Outside Director under this Article 9 shall also become exercisable in full, and Restricted Shares and Share Units shall be distributed, in the event that:

(a)           Such Outside Director’s Service terminates because of death, total and permanent disability, or retirement at or after age 65;

(b)           The Company is subject to a Change in Control before such Outside Director’s Service terminates; or

(c)           As otherwise required by Section 10.3.

9.5          Exercise Price.  The Exercise Price under all NSOs granted to an Outside Director under this Article 9 shall be equal to 100% of the Fair Market Value of a Share on the Date of Grant, payable in one of the forms described in Section 5.7(a), (b) or (c).

9.6          Term.  The Option Agreement shall specify the term of the option, which shall not exceed 10 years form the Date of Grant.  Each NSO granted to an Outside Director under this Article 9 shall terminate on the earlier of (a) the expiration of the term of such option or (b) the date 12 months after the termination of such Outside Director’s Service for any reason.

9.7          Affiliates of Outside Directors.  The Committee may provide that the NSOs that otherwise would be granted to an Outside Director under this Article 9 shall instead be granted to an affiliate of such Outside Director.  Such affiliate shall then be deemed to be an Outside Director for purposes of the Plan, provided that the Service-related vesting and termination provisions pertaining to the NSOs shall be applied with regard to the Service of the Outside Director.

ARTICLE 10.          PROTECTION AGAINST DILUTION.

10.1        Adjustments.  In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares or a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, corresponding adjustments shall automatically be made in each of the following:

(a)           The number of Options, SARs, Restricted Shares and Share Units available for future Awards under Article 3;

(b)           The limitations set forth in Sections 5.2, 7.2, 8.4(a) and 9.4(a);

(c)           The number of Shares covered by each outstanding Option and SAR;

(d)           The Exercise Price under each outstanding Option and SAR; or

(e)           The number of Share Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing.  Except as provided in this Article 10, a Participant shall have no rights by reason of any issuance by the Company of shares of any class or securities convertible into shares of any class, any subdivision or consolidation of shares of any class, the payment of any share dividend or any other increase or decrease in the number of shares of any class.

10.2        Dissolution or Liquidation.  To the extent not previously exercised or settled, Options, SARs and Share Units shall terminate immediately prior to the dissolution or liquidation of the Company.

10.3        Reorganizations.  In the event that the Company is a party to a merger or consolidation, all outstanding Awards shall be subject to the agreement of merger or consolidation.  Such agreement shall provide for one or more of the following:

(a)           The continuation of such outstanding Awards by the Company (if the Company is the surviving corporation).

(b)           The assumption of such outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with sections 409A and 424(a) of the Code (whether or not the Options are ISOs).

(c)           The substitution by the surviving corporation or its parent of new awards for such outstanding Awards, provided that the substitution of Options or SARs shall comply with sections 409A and 424(a) of the Code (whether or not the Options are ISOs).

(d)           Full exercisability of outstanding Options and SARs and full vesting of the Shares subject to such Options and SARs, followed by the cancellation of such Options and SARs.  The full exercisability of such Options and SARs and full vesting of such Shares may be contingent on the closing of such merger or consolidation.  The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs.  Any exercise of such Options and SARs during such period may be contingent on the closing of such merger or consolidation.

(e)           The cancellation of outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Shares are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price.  Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount.  Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Shares would have vested.  Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such Shares would have vested.  If the Exercise Price of the Shares subject to such Options and SARs exceeds the Fair Market Value of such Shares, then such Options and SARs may be cancelled without making a payment to the Optionees.  For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f)            The cancellation of outstanding Share Units and a payment to the Participants equal to the Fair Market Value of the Shares subject to such Share Units (whether or not such Share Units are then vested) as of the closing date of such merger or consolidation.  Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount.  Such payment may be made in installments and may be deferred until the date or dates when such Share Units would have vested.  Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Share Units would have vested.  For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 11.          PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

11.1        Effective Date.  No provision of this Article 11 shall be effective unless and until the Board has determined to implement such provision.

11.2        Elections to Receive NSOs, Restricted Shares or Share Units.  An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Share Units, or a combination thereof, as determined by the Board.  Such NSOs, Restricted Shares and Share Units shall be issued under the Plan.  An election under this Article 11 shall be filed with the Company on the prescribed form.

11.3        Number and Terms of NSOs, Restricted Shares or Share Units.  The number of NSOs, Restricted Shares or Share Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board.  The Board shall also determine the terms of such NSOs, Restricted Shares or Share Units.

ARTICLE 12.          LIMITATION ON RIGHTS.

12.1        Retention Rights.  Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant.  The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s Articles of Association and a written employment agreement (if any).

12.2        Shareholders’ Rights.  A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the time when such Shares are issued or, if applicable, the time when he or she becomes entitled to receive such Shares by filing any required notice of exercise and paying any required Exercise Price.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

12.3        Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 13.          WITHHOLDING TAXES.

13.1        General.  To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan.  The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

13.2        Share Withholding.  To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired.  Such Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 14.          LIMITATION ON PAYMENTS.

14.1        Scope of Limitation.  This Article 14 shall apply to an Award only if:

(a)           The independent auditors selected for this purpose by the Committee (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the

Code), will be greater after the application of this Article 14 than it was before the application of this Article 14; or

(b)           The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 14 (regardless of the after-tax value of such Award to the Participant).

If this Article 14 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

14.2        Basic Rule.  In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this Article 14, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

14.3        Reduction of Payments.  If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice.  If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election.  For purposes of this Article 14, present value shall be determined in accordance with section 280G(d)(4) of the Code.  All determinations made by the Auditors under this Article 14 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable.  As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

14.4        Overpayments and Underpayments.  As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder.  In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code.  In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

14.5        Related Corporations.  For purposes of this Article 14, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.

ARTICLE 15.          FUTURE OF THE PLAN.

15.1        Term of the Plan.  The Plan, as set forth herein, shall become effective on the date of the Company’s initial public offering.  The Plan shall remain in effect until the earlier of (a) the date when the Plan is terminated under Section 15.2 or (b) the 10th anniversary of the date when the Board adopted the Plan.

15.2        Amendment or Termination.  The Board may, at any time and for any reason, amend or terminate the Plan.  No Awards shall be granted under the Plan after the termination thereof.  The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

15.3        Shareholder Approval.  An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules.  However, section 162(m) of the Code may require that the Company’s shareholders approve:

(a)           The Plan not later than the first regular meeting of shareholders that occurs in the fourth calendar year following the calendar year in which the Company’s initial public offering occurred; and

(b)           The performance criteria set forth in Appendix A not later than the first meeting of shareholders that occurs in the fifth year following the year in which the Company’s shareholders previously approved such criteria.

ARTICLE 16.          DEFINITIONS.

16.1         “Awardee Eligible to Vest” means a Participant who is in active service with the Company or a Subsidiary or Affiliate (or who is on an approved leave of absence or taking vacation or otherwise approved flexible time off (“FTO”) in accordance with the Company’s FTO policy) on the vesting date fixed in the Award Agreement, subject to the exceptions provided in Articles 5, 7, 8 and 9.  With the exception of an individual who is on an approved leave of absence or taking FTO, in no event shall an individual be considered an Awardee Eligible to Vest if and at the time the individual ceases or has ceased to perform job duties for which he or she is compensated directly by the Company or a Subsidiary or Affiliate. The foregoing shall be true in the event that the individual, prior to ceasing to perform job duties for which he or she is compensated directly by the Company or a Subsidiary or Affiliate, received or provided notice of termination (irrespective of any notice period or similar period prescribed under the laws of a jurisdiction outside the United States) whether such notice of termination or transfer is lawful or unlawful under applicable employment law or is in breach of an employment contract.  Continued affiliation or relationship with the Company or a Subsidiary or Affiliate pursuant to a statutory or contractual notice period shall not constitute continuation of an individual’s status as an Awardee Eligible to Vest.  In accordance with the definition above, status as an Awardee Eligible to Vest will always cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Articles 5, 7, 8 and 9.

16.2         “Accounting Value” means, with respect to an Award, a value calculated using the same methodology as was applied by the Company for purposes of determining the accounting charge associated with similar Awards for the fiscal period immediately preceding the date on which the subject Award is granted.

16.3         “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

16.4         “Award” means any award of an Option, a SAR, a Restricted Share or a Share Unit under the Plan.

16.5         “Board” means the Company’s Board of Directors, as constituted from time to time.

16.6         “Cause” means:

(a)           An unauthorized use or disclosure by the Participant of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b)           A material breach by the Participant of any agreement between the Participant and the Company;

(c)           A material failure by the Participant to comply with the Company’s written policies or rules;

(d)           The Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States;

(e)           The Participant’s gross negligence or willful misconduct;

(f)            A continuing failure by the Participant to perform assigned duties after receiving written notification of such failure; or

(g)           A failure by the Participant to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

16.7         “Change in Control” means:

(a)           The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)           The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)           A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i)            Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or
(ii)           Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d)           Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 30% of the total voting power represented by the Company’s then outstanding voting securities.  For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Shares.

A transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

16.8         “Code” means the U.S. Internal Revenue Code of 1986, as amended.

16.9         “Committee” means a committee of the Board, as described in Article 2.

16.10       “Company” means Verigy Ltd., a Singapore corporation.

16.11       “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

16.12       “Date of Grant” means the latest of: (a) the date on which the Committee determines that the Option or SAR shall be granted; (b) the date on which the Optionee’s Service commences; or (c) the date on which all material terms of the Option or SAR, including (without limitation) the Exercise Price, are ascertainable; provided, however, that with respect to automatic awards to Outside Directors, “Date of Grant” means the date of such automatic award as provided in the applicable provision of this Plan.

16.13       “Employee” means a full time or part time employee of the Company or any Subsidiary or Affiliate, including Officers and Directors, who is treated as an employee in the personnel records of the Company or a Subsidiary or Affiliate for the relevant period, but shall exclude individuals who are classified by the Company or a Subsidiary or Affiliate as (a) leased from or otherwise employed by a third party, (b) independent contractors or (c) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise.  A Participant shall not cease to be an Employee in the case of (i) any vacation or sick time or otherwise approved FTO in accordance with the Company’s (or a Subsidiary’s or Affiliate’s) FTO policy or (ii) transfers between locations of the Company or between the Company and/or any Subsidiary or Affiliate.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

16.14       “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

16.15       “Exercise Price,” in the case of an Option, means the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Agreement.  “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

16.16       “Fair Market Value” means the market price of Shares, determined by the Committee as follows:

(a)           If the Shares are traded on Nasdaq or on a stock exchange, then the Fair Market Value shall be equal to the last sale price of the Shares on such market or exchange as of the date in question or, if the market or exchange was closed on the date in question, then the Fair Market Value will be equal to the last sale price on the last trading day immediately preceding the day in question.  If the Shares are traded on more than one market or exchange, then the Fair Market Value shall be determined by reference to the primary market or exchange where the Shares trade.

(b)           If foregoing provisions are not applicable, then the Committee shall determine the Fair Market Value in good faith on such basis as it deems appropriate.  Such determination shall be conclusive and binding on all persons.

16.17       “ISO” means an incentive stock option described in section 422(b) of the Code.

16.18       “NSO” means a share option not described in sections 422 or 423 of the Code.

16.19       “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.

16.20       “Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

16.21       “Optionee” means an individual or estate that holds an Option or SAR.

16.22       “Outside Director” means a member of the Board who is not an Employee.

16.23       “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

16.24       “Participant” means an individual or estate that holds an Award.

16.25       “Plan” means this Verigy Ltd. 2006 Equity Incentive Plan, as amended from time to time.

16.26       “Replacement Awards” means Awards granted or Shares issued by the Company in the conversion, assumption, substitution, or exchange of awards previously granted under the Agilent Technologies, Inc. 1999 Stock Plan or the Agilent Technologies, Inc. 1999 Non-employee Director Stock Plan.

16.27       “Restricted Share” means a Share awarded under the Plan.

16.28       “Restricted Share Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

16.29       “SAR” means a share appreciation right granted under the Plan.

16.30       “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

16.31       “Service” means service as an Employee, Outside Director or Consultant.

16.32       “Shares” means the Ordinary Shares of the Company.

16.33       “Share Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

16.34       “Share Unit Agreement” means the agreement between the Company and the recipient of a Share Unit that contains the terms, conditions and restrictions pertaining to such Share Unit.

16.35       “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

16.36       “Substitute Awards” means:

(a)           Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by: (i) a company acquired by the Company; (ii) a company acquired by any Subsidiary; or (iii) a company with which the Company or any Subsidiary combines; and

(b)           Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by Agilent Technologies, Inc.

Adoption and Amendment History:

Action	Date

Adopted by the Board of Directors:	June 7, 2006

Approved by the sole shareholder:	June 7, 2006

Amended by the Board of Directors to revise definition of “Fair Market Value” (Section 16.16)	August 29, 2006

Amended by the Board of Directors to add definition of Date of Grant (Section 16.12)	December 13, 2006

ADDENDUM TO THE VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

Pursuant to Section 2.2 of the Verigy Ltd. 2006 Equity Incentive Plan the following modifications to the Plan will apply in the countries as set forth below:

CHINA

All stock options granted in China will only be exercisable using the full cashless exercise method (i.e., cashless exercise for cash).  Only full cashless exercise (proceeds remitted in cash) will be permitted.  Cash exercises are prohibited.

FRANCE

All options and restricted stock units (“RSUs”) granted in France shall be subject to the additional terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan Option Sub-Plan for French Employees and the Verigy Ltd. 2006 Equity Incentive Plan RSU Sub-Plan for French Employees, as applicable.

ITALY

All stock options granted in Italy will only be exercisable using the full cashless exercise method (i.e., cashless exercise for cash).  Only full cashless exercise (proceeds remitted in cash) will be permitted.  Cash exercises are prohibited.

Appendix A

Performance Criteria for Restricted Shares and Share Units

The Committee may apply any one or more of the following performance criteria, individually, alternatively or in any combination, either to the Company as a whole or to a business unit, Subsidiary or Affiliate, measured annually, quarterly or cumulatively over a period of years, either on an absolute basis or relative to a pre-established target, with respect to previous years’ results or a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) share price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue or net revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer satisfaction measures, (xxi) net order dollars, (xxii) guaranteed efficiency measures; (xxiii) service agreement renewal rates; (xxiv) service revenues as a percentage of product revenues, either with respect to one or more particular transactions or with respect to revenues as a whole; or (xxv) individual performance.  To the extent consistent with section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a performance criterion to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual or non-recurring items.